Exhibit 99.1

Pope Resources Announces Approval of Gig Harbor Preliminary
Plat/Planned Residential Development

POULSBO, Wash.--(BUSINESS WIRE)--January 3, 2011--Pope Resources (NASDAQ:POPE) announced today that its subsidiary, OPG Properties LLC, has received approval of its Preliminary Plat, Planned Residential Development, and Rezone for its Harbor Hill project (www.harbor-hill.com) in Gig Harbor, Washington. This action approves a preliminary plat and planned residential development that will result in a total of 824 dwelling units on the 200-acre site. The plat includes 554 single-family and 270 multi-family units. The project also includes over 68 acres of open space, parks, trails and active recreational areas. “This is the final discretionary approval needed to open the door to development of this outstanding new residential community,” said David L. Nunes, President and CEO of Pope Resources. “The project is fully served with water, sewer, and transportation infrastructure and is poised to react to improving market conditions.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax 360-697-1156